NOTICE OF REDEMPTION BY

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

OF ALL OUTSTANDING
11% NON-CONVERTIBLE SENIOR PREFERRED SHARES

NOTICE IS HEREBY GIVEN that Pennsylvania Real Estate Investment Trust ("PREIT") has called for redemption, and on July 31, 2007 (the "Redemption Date") will redeem, all of its outstanding 11% Non-Convertible Senior Preferred Shares (NYSE: PEI PRA) (CUSIP 709102 20 6) (the "Preferred Shares") pursuant to Section 4 of the Designating Amendment to Trust Agreement Designating the Rights, Preferences, Privileges, Qualifications, Limitations and Restrictions of the Preferred Shares. Wells Fargo Shareowner Services is the Redemption and Paying Agent (the "Agent") in connection with the redemption, and will send Notices of Redemption and Letters of Transmittal to record holders. Holders should carefully read the Notice of Redemption, together with the accompanying Letter of Transmittal and the instructions contained therein.

On the Redemption Date, (1) PREIT will deliver, or cause to be delivered, to the Agent, out of funds legally available therefor, $129,937,500 in redemption of 2,475,000 Preferred Shares, plus a sum equal to all accrued and unpaid dividends on the Preferred Shares, and (2) the Agent will pay to the holders of the Preferred Shares, in exchange for each such Preferred Share, $52.50 per share plus accrued and unpaid dividends of $0.7486 per share to but not including the Redemption Date (the "Redemption Price"). Holders should consult their tax advisors to determine the tax treatment of the redemption payment.

Certificates evidencing Preferred Shares to be redeemed shall be surrendered for redemption, together with a properly completed and signed Letter of Transmittal, as follows:

By Mail	By Overnight Courier or Hand Delivery
Wells Fargo Shareowner Services Corporate Actions Department P.O. Box 64858 St. Paul, MN 55164-0858	Wells Fargo Shareowner Services Corporate Actions Department 161 North Concord Exchange South St. Paul, MN 55075 1.877.262.8260

The method of delivery of the certificate(s) is at the option and risk of the owner. Delivery of the foregoing instruments and documents to any other address shall not constitute valid delivery. Questions relating to, and requests for additional copies of, the Notice of Redemption and Letter of Transmittal should be directed to the Agent at 1.877.262.8260.

From and after the Redemption Date, all Preferred Shares shall no longer be deemed to be outstanding, dividends thereon shall cease to accrue, and all rights with respect to the Preferred Shares shall terminate, except only the right of the holders thereof to receive the Redemption Price of the Preferred Shares, but without interest thereon, upon surrender of such Preferred Shares.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

June 15, 2007